Exhibit 99.2

Tempest Announces Oral and Poster Presentations at the Upcoming 2022 ASCO Annual Meeting

•	Oral presentation for TPST-1120 completed Phase 1 trial results

•	Poster presentation for TPST-1495 trial in progress

South San Francisco, CA, April 27, 2022 – Tempest Therapeutics, Inc. (Nasdaq: TPST), a clinical-stage oncology company developing therapeutics that combine both targeted and immune-mediated mechanisms, today announced that two abstracts were accepted for presentation at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting taking place June 3-7, 2022 at the McCormick Place Convention Center in Chicago, IL. The results of the Phase 1 monotherapy and Phase 1 combination therapy studies with TPST-1120, a potential first-in-class PPARα antagonist, received an invitation for an oral presentation. The trial results will be presented on the podium by Mark Yarchoan, a clinical investigator from Johns Hopkins School of Medicine.

In addition, the trials-in-progress abstract for TPST-1495, a potential first-in-class EP2/EP4 prostaglandin receptor dual antagonist, was accepted for a poster presentation.

“We are thrilled that ASCO recognized our two novel clinical programs and accepted the abstracts for presentation,” commented Stephen Brady, chief executive officer of Tempest. “This will be the first presentation of clinical data from a Tempest program, and we are encouraged by the results from our completed Phase 1 study with TPST-1120, and excited about the ongoing first-line randomized study in patients with hepatocellular carcinoma.”

Our abstracts will be released on Thursday, May 26, 2022 at 5:00 p.m. EDT on ASCO.org/abstracts. We expect to also include data from the additional TPST-1120 patients enrolled after abstract submission.

Presentation details:

Title: A phase 1 study of TPST-1120 as a single agent and in combination with nivolumab in subjects with advanced solid tumors.

Session Typer/Title: Oral Abstract Session, Developmental Therapeutics – Molecularly Targeted Agents and Tumor Biology

Session Date and Time: Tuesday, June 7, 2022; 9:45 a.m.—12:45 p.m. CDT

Abstract Number: 3005

Title: A phase 1 study of TPST-1495 as a single agent and in combination with pembrolizumab in subjects with solid tumors

Session Type/Title: Poster Session, Developmental Therapeutics – Immunotherapy

Session Date and Time: Sunday, June 5, 2022; 8:00 a.m. – 11:00 a.m. CDT

Abstract Number: TPST2696

About Tempest Therapeutics

Tempest Therapeutics is a clinical-stage oncology company advancing small molecules that combine both tumor-targeted and immune-mediated mechanisms with the potential to treat a wide range of tumors. The company’s two novel clinical programs are TPST-1120 and TPST-1495, antagonists of PPARα and EP2/EP4, respectively. Both TPST-1120 and TPST-1495 are advancing through Phase 1 clinical trials designed to study both agents as monotherapies and in combination with other approved agents. In collaboration with F. Hoffmann La Roche, TPST-1120 is also advancing through a randomized first line, global, Phase 1b/2 clinical study in combination with the standard-of-care regimen of atezolizumab and bevacizumab in patients with advanced or metastatic hepatocellular carcinoma. Tempest is also developing an orally-available inhibitor of TREX-1 designed to activate selectively the cGAS/STING pathway, an innate immune response pathway important for the development of anti-tumor immunity. Tempest is headquartered in South San Francisco. More information about Tempest can be found on the company’s website at www.tempesttx.com.

Investor Contact:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Media Contact:

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@tempesttx.com